Exhibit 10.4

Novoste Corporation

4350 International Boulevard

Norcross, Georgia 30093

March 9, 2006

Best Vascular, Inc.

Best Medical International, Inc.

7643 Fullerton Road

Springfield, Virginia 22153

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Asset Purchase Agreement, dated as of October 12, 2005, as amended pursuant to Amendment No. 1 to Amended and Restated Asset Purchase Agreement dated as of November 30, 2005 and as further amended pursuant to Amendment No. 2 to Amended and Restated Asset Purchase Agreement dated as of January 27, 2006 (the “Amended and Restated Asset Purchase Agreement”), by and among Novoste Corporation (“Novoste”), Best Vascular, Inc. (“Best Vascular”) and Best Medical International, Inc. (“Best Medical”).

Best Medical hereby irrevocably and unconditionally guarantees the performance of Best Vascular’s obligations of Sections 1(a) through (d). Best Medical waives the condition to closing set forth in Section 6.1(c) of the Amended and Restated Asset Purchase Agreement such that Section 6.1(c) shall be deemed terminated and of no force or effect.

In connection with the closing of the transactions contemplated by the Amended and Restated Asset Purchase Agreement, Novoste and Best Vascular hereby agree as follows:

1. International Boulevard Premises.

(a) In connection with the International Boulevard Premises, Best Vascular:

(i) shall pay $63,951.09 to Novoste on the Closing Date in connection with the occupancy of a portion of the International Boulevard Premises by Best Vascular from the Closing Date until June 30, 2006;

(ii) acknowledges receipt of a copy of the lease and all amendments thereto for the International Boulevard Premises (the “Lease”) and acknowledges and confirms the provisions thereof;

(iii) shall maintain liability insurance in at least the amounts required under the Lease, shall maintain insurance in amounts reasonably designed to insure the contents of the International Boulevard Premises and shall name Novoste as an additional insured under its liability insurance policies, all effective as of the Closing Date;

(iv) shall pay all utility vendors, including but not limited to those identified on Schedule 2.3(b) to the Amended and Restated Asset Purchase Agreement, promptly for services related to the International Boulevard Premises incurred and arising after the Closing Date;

(v) shall cooperate with Novoste with respect to obtaining any appropriate consent from the landlord consistent with the requirements of the Lease for the International Boulevard Premises with respect to the occupancy by Best Vascular of the International Boulevard Premises from the Closing Date until June 30, 2006; and

(vi) waives the condition to closing set forth in Section 6.1(c) of the Amended and Restated Asset Purchase Agreement such that Section 6.1(c) shall be deemed terminated and of no force or effect.

(b) Employees of Best Vascular shall be permitted to occupy a portion of the International Boulevard Premises from the Closing Date through June 30, 2006, and Best Vascular accepts the International Boulevard Premises in “as is” condition. Best Vascular confirms and agrees that employees of Novoste shall be permitted to occupy a portion of the International Boulevard Premises from the Closing Date through May 31, 2006. Space shall be allocated as set forth in Schedule A attached hereto, and Novoste and Best Vascular shall cooperate with one another in connection with the occupancy and use of the International Boulevard Premises.

(c) Best Vascular agrees to indemnify and hold harmless the Seller Indemnitees from and against any and all Damages that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claims or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Seller Indemnitees, directly or indirectly, to the extent the Damages result from or arise out of the occupancy of the International Boulevard Premises by Best Vascular from and after the Closing Date. In connection with any such occupancy, Best Vascular shall occupy the International Boulevard Premises solely for uses permitted under the Lease and in compliance with the terms and conditions of the Lease, applicable law and governmental authorities, shall keep the International Boulevard Premises in good order, shall not commit or permit waste or damage to such premises, shall not alter the premises, shall not use such premises for any unlawful purpose or act, and shall comply with Novoste’s standard policies and procedures as made available to Best Vascular regarding access to and use of the International Boulevard Premises, including procedures for the security and health and safety requirements of the International Boulevard Premises. Common or shared areas will be determined by the parties in good faith. Novoste shall have access to those areas occupied by Best Vascular at all reasonable times for inspection. Nothing in this letter agreement shall obligate Novoste to supply any services, utilities, repairs or facilities which the landlord is required to provide or otherwise and Novoste shall have no obligation or liability whatsoever for failure of the landlord or any other service provider. If for any reason Novoste is required to make expenditures or use its own funds on repairs, maintenance or any other matters relating to the occupancy of Best Vascular, Novoste shall be promptly and fully reimbursed for same. Nothing in this letter agreement shall be deemed to grant to Best Vascular exclusive possession of any space, a leasehold or other property interest in any of the International Boulevard Premises, nor any exclusive right to occupy or use them, or to transfer any title in the International Boulevard Premises to Best Vascular, and Best Vascular hereby expressly disclaims any such interest or title.

(d) If on or before May 11, 2006, Best Vascular has not entered into a new lease agreement with the landlord of the International Boulevard Premises with respect to the lease of the International Boulevard Premises for periods effective immediately after June 30, 2006, Best Vascular confirms and agrees that Novoste may provide notice of termination of the Lease to the landlord, with the effect that the Lease for the International Boulevard Premises will terminate effective June 30, 2006.

2. Computers and E-Mail; Communications Systems; Confidential Information.

(a) For the period from and after the Closing Date and through May 31, 2006, Novoste may continue to use the computer equipment identified on Schedule 2.1(d) to the Amended and Restated Asset Purchase Agreement and the software identified on Schedule 2.1(e) to the Amended and Restated Asset Purchase Agreement. In connection with the usage of such computer equipment and software, the parties confirm and agree to the matters set forth in Schedule B attached hereto. Such usage of the computer equipment shall be provided to Novoste free of charge. In addition, Best Vascular confirms and agrees that Novoste shall be permitted to continue to use the domain name “Novoste.com” for purposes of sending and receiving e-mails after the Closing Date through May 31, 2006.

(b) For the period from and after the Closing Date and through May 31, 2006, Novoste may continue to use the telephones, telecopy machines, voicemail system, and other communications systems that are included in the Acquired Assets. In connection with the usage of such communications systems, the parties confirm and agree to the matters set forth in Schedule B attached hereto. Such usage of the communications systems shall be provided to Novoste free of charge, except that Novoste shall reimburse Best Vascular for long distance telephone call charges attributable to employees of Novoste after the Closing Date. In addition, in the event that Novoste uses any of Best Vascular’s vendor accounts such as Federal Express, United Postal Service or postage or other similar vendor accounts, Novoste shall reimburse Best Vascular for the out-of-pocket expenses incurred as a result of Novoste’s use thereof.

(c) Novoste and Best Vascular shall cooperate with one another in connection with the use of the computer equipment, software and communications systems by Novoste. Each party shall cooperate with one another and take all reasonable steps to ensure that Novoste does not have access to confidential and proprietary information of Best Vascular and that Best Vascular and Best Medical do not have access to confidential and proprietary information of Novoste.

3. Websites. Upon the later of the Closing Date or the launch of the new website with respect to NOVT Corporation, Best Vascular shall direct the URL corresponding to the NOVOSTE.COM domain name to a website that includes a prominent link to Novoste’s new website and the language “Information relating to NOVT Corporation, formerly Novoste Corporation, may be found here. NOVT Corporation.com”. Novoste shall incorporate a link to Best Vascular’s website on NOVT Corporation’s new website upon launch of that website, which website shall be launched no later than May 31, 2006.

4. Miscellaneous. This letter agreement may not be assigned by any of the parties hereto without the prior written consent of the non-assigning parties. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The Section headings contained in this letter agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this letter agreement. Any notice provided under this letter agreement shall be transmitted in a manner consistent with the requirements of

Section 11.3 of the Amended and Restated Asset Purchase Agreement. The parties shall cooperate reasonably with each other and their respective representatives in connection with any steps required to be taken as part of their respective obligations under this letter agreement.

5. Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Amended and Restated Asset Purchase Agreement.

Kindly confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it to the undersigned.

Very truly yours,

NOVOSTE CORPORATION

By:	/s/ Alfred J. Novak
Name:	Alfred J. Novak
Title:	President and Chief Executive Officer

AGREED:

BEST VASCULAR, INC.

By:	/s/ Shawn R. Weingast
Name:	Shawn R. Weingast
Title:	General Counsel

BEST MEDICAL INTERNATIONAL, INC.

By:	/s/ Shawn R. Weingast
Name:	Shawn R. Weingast
Title:	General Counsel